Exhibit 99.1

Sono-Tek Announces Year End Results

(June 1, 2009 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $6,409,000 for the fiscal year ended February 28, 2009, compared to sales of $5,699,000 for the previous fiscal year, an increase of $710,000, or 12%.  Sales increased versus last year in spite of a decline in some of our markets, particularly the North American electronics segment. Shipments of circuit boards by our customers, to whom we provide spray fluxing equipment, was down by 35%, according to industry sources. These customers were seriously affected by the slowdown in the economy, particularly the housing market. We were able to offset the decline in our electronics sales by adding new products to serve additional segments in the electronics industry, and also by product development in newer areas of our business such as clean energy (fuel cell and solar cell coating equipment), medical coaters, spray drying equipment, and glass line coating equipment.

For the year ended February 28, 2009, we incurred a net loss of ($1,513,028) compared to net income of $11,205 for the previous fiscal year.  The loss was a result of our decision to commit resources to diversify our business, and to persist with this important effort even during the recession. Approximately half of the reported loss was due to non-cash accounting items such as depreciation, stock based compensation, and the writeoff of a deferred tax asset, which can be reversed if the Company demonstrates future profitability.

According to Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, “We are seeing clear signs of growth in many of the new areas we have been pursuing, with large percentage increases in sales of ExactaCoats and FlexiCoats for fuel cell and solar cell coatings, a significant increase in sales of coaters for semiconductor applications, and increased sales of our ultrasonic spray dryers for pharmaceutical research and development applications. During the fiscal year ended February 28, 2009, we won a New York State contract to develop a machine to apply a nanostructered barrier material to biodegradable food packaging films. In addition, we placed a trial coating unit at a major food product company, which was converted into our first major food application sale just prior to this earnings release.”

He further indicated that “Late in the fiscal year we began to reduce program costs with the goal of bringing the business back to a profitable mode again. We have been reducing certain expenditures that were needed to fulfill the business development objectives, as we believe that the new products, technology developments, and increased marketing and sales coverage we established will continue to generate new business in the clean energy, medical, and food areas for us going forward. The combination of these sales with the cost reductions may lead the way to profitability later this year, particularly since a part of the US stimulus plan is aimed at increasing domestic capability in clean energy technologies which include both fuel and solar cells.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 28, 2009	February 29, 2008

Net Sales	$6,408,796	$5,698,602

Net (Loss) Income	$(1,513,028)	$11,205

Basic (Loss) Earnings Per Share -	$(.11)	$0.00

Diluted (Loss) Earnings Per Share -	$(.11)	$0.00

Weighted Average Shares - Basic	14,381,857	14,360,618

Weighted Average Shares - Diluted	14,381,857	14,394,010